UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report
(Date of earliest
event reported):	February 8, 2010

Harley-Davidson, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

3700 West Juneau Avenue, Milwaukee, Wisconsin 53208
(Address of principal executive offices, including zip code)
(414) 342-4680
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

                              On February 8, 2010, Gail A. Lione, the Executive Vice President, General Counsel, Secretary and Chief Compliance Officer of Harley-Davidson, Inc. (the “Company”), entered into an agreement with the Company confirming her intention to retire from such positions effective April 30, 2010 and that she will continue as an active employee of Harley-Davidson Motor Company and President of the Harley-Davidson Foundation. Under the agreement, she will remain President of the Foundation until April 30, 2013. She will receive a salary of $200,000 per year commencing May 1, 2010 and continue to participate in Company employee benefit plans. She will also receive certain executive perquisites and retirement benefits on terms generally consistent with Company policy and practices, except that she will be entitled to receive a payment under the Harley-Davidson Retiree Insurance Allowance Plan based on her current annual salary of $468,000 rather than her annual salary as of the date of termination of her employment. Ms. Lione will not participate in the Company’s short-term or long-term incentive plans after April 30, 2010. Ms. Lione will receive a payment on termination of employment to the extent that she incurs a reduction of her pension benefit as a result of her continuing role. Ms. Lione will not have continuing rights under her Transition Agreement or Severance Benefits Agreement with the Company after April 30, 2010. However, if the Company terminates Ms. Lione’s employment without cause prior to April 30, 2013, the Company will pay her a separation benefit equal to the amount, if any, by which her current annual salary of $468,000 exceeds the amount of salary that she received as President of the Foundation from May 1, 2010 through the date of termination, and the Company will pay her COBRA premiums for up to twelve months.

                              On February 10, 2010, the Company announced that James A. McCaslin, who is the Company’s Executive Vice President for Corporate Product Planning, is retiring from the Company, effective April 30, 2010.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2010	HARLEY-DAVIDSON, INC. By: /s/ Tonit M. Calaway Tonit M. Calaway Assistant Secretary